HIGHLY CONFIDENTIAL

REINSURANCE AGREEMENT
between
EMPOWER LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK
(the “Company”)
and
NATIONWIDE LIFE INSURANCE COMPANY
(the “Reinsurer”)
Dated as of September 30, 2025

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Page

1.1    Definitions    1
1.2    Other Definitional Provisions.    9
ARTICLE II COVERAGE    9
2.1    Coverage.    9
2.2    Non-Guaranteed Elements.    10
2.3    Conditions    10
2.4    Investment Option Changes    11
2.5    Separate Accounts.    12
2.6    Annuitizations    13
ARTICLE III ADMINISTRATION; GENERAL PROVISIONS    13
3.1    Contract Administration    13
3.2    Sub-Contracting    13
3.3    Policy Exchanges    14
3.4    Claims Settlements.    14
3.5    Inspection    15
3.6    Errors and Omissions    16
3.7    Follow the Fortunes    16
3.8    Age and Sex Adjustments    16
3.9    Setoff and Recoupment    16
3.10    Notice of Material Adverse Changes.    17
3.11    Duty of Cooperation    17
ARTICLE IV REINSURANCE CONSIDERATION; INITIAL DEPOSIT; EXPENSE ALLOWANCES    17
4.1    Reinsurance Consideration    17
4.2    Reinsurance Fees.    17
4.3    Expense Allowances.    19
4.4    Benefit Payments.    19
ARTICLE V ACCOUNTING AND SETTLEMENT    20
5.1    Company Reports    20
5.2    [Reserved]    20
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(continued)
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5.3    Amounts Due the Parties    20
5.4    Additional Reports.    20
5.5    Seriatim Data Requirements    21
ARTICLE VI NEW BUSINESS    21
6.1    New Plans    21
6.2    New Covered Lives    21
6.3    Termination for New Business    22
ARTICLE VII TERMINATION FOR NON-PAYMENT    22
7.1    Notice of Termination for Non-Payment    22
ARTICLE VIII RECAPTURE    23
8.1    Right of Recapture    23
8.2    Recapture Accounting and Settlement.    24
ARTICLE IX CREDIT FOR REINSURANCE    25
9.1    Credit for Reinsurance.    25
ARTICLE X DURATION AND TERMINATION    26
10.1    Duration    26
10.2    Termination    26
ARTICLE XI INSOLVENCY    27
11.1    Insolvency of the Company    27
ARTICLE XII DISPUTE RESOLUTION    27
12.1    Resolution of Disputes    27
12.2    Arbitration.    28
12.3    Expert Dispute Resolution Process.    29
ARTICLE XIII CONFIDENTIALITY    30
13.1    Confidentiality.    30
13.2    Disclosure    31
13.3    Personal Information.    31
13.4    Survival    32
ARTICLE XIV REPRESENTATIONS AND WARRANTIES    32
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(continued)
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14.1    Representations and Warranties of the Company    32
14.2    Representations and Warranties of the Reinsurer    36
14.3    Survival    38
ARTICLE XV INDEMNIFICATION    38
15.1    Indemnification.    38
15.2    Claims Notice.    40
15.3    Indemnification Payments    41
ARTICLE XVI MISCELLANEOUS PROVISIONS    42
16.1    Headings and Schedules    42
16.2    Notices    42
16.3    Successor and Assigns    43
16.4    Execution in Counterparts    43
16.5    Currency    43
16.6    Transaction Costs    43
16.7    Amendments    43
16.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.    43
16.9    Entire Agreement; Severability.    44
16.10    No Waiver; Preservation of Remedies    44
16.11    No Third Party Beneficiary    44
16.12    Survival    45
16.13    Certain Limitations    45
16.14    Disclaimer    45
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Schedules and Exhibits
SCHEDULE A    –        [Redacted]
SCHEDULE B    –    [Redacted]
SCHEDULE C    –    [Redacted]
SCHEDULE D    –    [Redacted]
SCHEDULE E    –    [Redacted]
SCHEDULE F    –    [Redacted]
SCHEDULE G    –    [Redacted]
SCHEDULE H    –    [Redacted]
EXHIBIT A    –    [Redacted]
EXHIBIT B    –    [Redacted]
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REINSURANCE AGREEMENT
This Reinsurance Agreement (this “Agreement”), dated as of September 30, 2025 (“Execution Date”) is made and entered into by and between Empower Life & Annuity Insurance Company of New York, a New York-domiciled life insurer (“Company”), and Nationwide Life Insurance Company, a reinsurance company organized under the laws of Ohio (the “Reinsurer”).
Article I

DEFINITIONS
1.1Definitions. As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):
“Accounting Period” means each calendar quarter, provided that the initial Accounting Period shall commence on the Effective Date and end on the last day of the calendar quarter in which the Execution Date occurs, and the final Accounting Period shall commence on the first day of the calendar quarter in which the Termination Date falls and end on the Termination Date.
“Action” means (a) any civil, criminal or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case, before a Governmental Authority or arbitrator or arbitration panel or similar Person or body, or (b) any investigation or written inquiry by a Governmental Authority other than any examination by a taxing authority, including a tax audit.
“Actuarial Reports” shall have the meaning set forth in Section 14.1(k).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is controlled by, or is under common Control with, such Person.
“Agreed Resolution” shall have the meaning set forth in Section 12.1(b).
“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
“Applicable Law” means any federal, state, or local law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree issued by any Governmental Authority applicable to a Person or any of such Person’s subsidiaries, properties, assets, to such Person’s officers, directors, managing directors, employees or agents in their capacity as such, or to Personal Information.
“ARIAS-US” shall have the meaning set forth in Section 12.2(a).
“Breach of Representation” shall have the meaning set forth in Section 15.1(c).

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“Breach of Security” shall have the meaning set forth in Section 13.3(b).
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Ohio, Colorado, Connecticut or New York are permitted or required to be closed.
“Claims Notice” shall have the meaning set forth in Section 15.2(a).
“Company” shall have the meaning set forth in the first paragraph of this Agreement.
“Company Action Level RBC” means, at any date of determination, two hundred percent (200%) of the authorized control level risk based capital of the Reinsurer determined in accordance with the Applicable Laws of the state of domicile of the Reinsurer.
“Company Contest Notice” shall have the meaning set forth in Section 3.4(a).
“Company Domiciliary State” means [Redacted].
“Company Fundamental Representations” means the representations and warranties set forth in Sections 14.1(a) (Organization), 14.1(b) (Authorization), 14.1(g) (Brokers), and 14.1(j) (Policy Forms).
“Company Indemnified Parties” shall have the meaning set forth in Section 15.1(c).
“Company Report” shall have the meaning set forth in Section 5.1.
“Confidential Information” means with respect to any party, any information provided by, made available by or obtained on behalf of such party, its Affiliates, members, licensors, consultants, service providers, advisors or agents that is not generally available to the public. Confidential Information includes (a) with respect to the Company, any information with respect to the Company or its Affiliates or the IPG Policies that is not generally available to the public, and includes policyholder lists, any medical, financial and other Personal Information about proposed, current, and former plan participants, contractholders, insureds, applicants, and beneficiaries of the Company and information or knowledge about the Company’s and its Affiliates’ processes, services, finances and reserving methodology and (b) with respect to the Reinsurer, any information with respect to the Reinsurer or its Affiliates that is not generally available to the public and information or knowledge about the Reinsurer’s and its Affiliates’ processes, services, finances and reserving methodology. Confidential Information does not include information that (x) is generally available to the public other than as a result of a disclosure by the receiving party in violation of its confidentiality obligation, (y) is independently developed by the receiving party, its Affiliates or any of its Representatives without use or access to the disclosing party’s Confidential Information

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or (z) is rightfully obtained by the receiving party from a third party without breach by such third party of a duty of confidentiality of any nature to the disclosing party.
“Contest” shall have the meaning set forth in Section 3.4(a).
“Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
“Covered Life (Lives)” means (a) a plan participant with respect to group annuity products; and (b) a contractholder with respect to individual annuity products, in each case with respect to the IPG Policies as the context requires. A “Covered Life” shall also include beneficiaries with respect to the IPG Policies where such group or individual annuity product makes a joint benefit option available and such benefit is elected by a plan participant or contractholder, as applicable. For the avoidance of doubt, a “Covered Life” shall only include those plan participants or contractholders with respect to the IPG Policies prior to their date of death as reflected in the Death Master File from the Social Security Administration or such other reasonable data source.
“Covered Plan” means a plan through which participants in such plan can obtain an IPG Policy or coverage thereunder.
“Data” shall have the meaning set forth in Section 14.1(h).
“Effective Date” means the last day of the calendar month during which all Governmental Authority approvals described in Section 14.1(d)(I) have been obtained or made.
“Effective Time” means 11:59:59 p.m. Eastern Standard Time on the Effective Date.
“Error” shall have the meaning set forth in Section 3.6.
“Excluded Liabilities” means (i) all benefits and other obligations under the terms of the IPG Policies to the extent paid or accrued by the Company prior to the Effective Time or attributable to periods prior to the Effective Time (whether known or unknown as of the Effective Time); (ii) all ex-gratia payments (being any payment for which there is no legal obligation on the part of the Company under the terms and conditions of an IPG Policy or which is made solely to maintain the good will of a beneficiary, plan participant or contractholder); and (iii) all Extra Contractual Liabilities.
“Excluded Losses” shall have the meaning set forth in Section 15.1(c).
“Execution Date” shall have the meaning set forth in the first paragraph of this Agreement.

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“Expense Allowance” shall have the meaning set forth in Section 4.3(a).
“Extra Contractual Liabilities” means all liabilities for any fines, penalties, settlements, taxes, fees, costs or expenses or any compensatory, punitive, exemplary, special, treble, bad faith, tort or other form of extra-contractual damages, or portion thereof, relating to, but not arising under the express terms and conditions of, or in excess of the applicable payment provisions or coverage limits of, the IPG Policies, whether to plan participants, beneficiaries, contractholders, insureds, producers, agents, brokers, distributors, Governmental Authorities or any other Person, which arise from any act, error or omission committed by or on behalf of the Company, whether or not intentional, negligent, in bad faith or otherwise, including any act, error or omission of such Person, relating to (i) the design, form, marketing, sale, underwriting, production, issuance, cancellation or administration of the IPG Policies, (ii) the investigation, defense, trial, settlement or handling of claims, benefits or payments in respect of any IPG Policies, (iii) the failure to pay, the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with any IPG Policies, (iv) the failure of any of the IPG Policies to qualify for the tax treatment that was purported to apply in written materials provided by the Company or any Representative thereof at the time of issuance or subsequent modification, (v) the failure of any of the IPG Policies to comply with Applicable Law, or (vi) payments made in connection with the IPG Policies after a Covered Life’s date of death as reflected in the Death Master File from the Social Security Administration and such other reasonable data source.
“GLWB Charges” mean the applicable product revenue from the IPG Policies that consists of the “Guarantee Benefit Fee” for SecureFoundation product (as such terms are defined in the applicable IPG Policies), but excluding any recordkeeping fees, mutual fund revenue, or other revenue associated with the Investment Options such as portfolio fees under the IPG Policies.
“Governmental Authority” means any foreign or national government, any state or other political subdivision thereof or any self-regulatory authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Indemnified Losses” shall have the meaning set forth in Section 15.1(c).
“Indemnified Party” shall have the meaning set forth in Section 15.2(a).
“Indemnifying Party” shall have the meaning set forth in Section 15.2(a).
“Initial Product Revenue” shall have the meaning set forth in Section 4.2(b).
“Insolvent” means, as to the Reinsurer, when the Reinsurer: (i) has been adjudicated insolvent as determined by a court of competent jurisdiction, (ii) an insolvency proceeding has been commenced by the Reinsurer, or against the Reinsurer by

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a Governmental Authority having jurisdiction over the Reinsurer which has not been dismissed within [Redacted] days thereafter, (iii) applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets, which appointment continues undischarged or unstayed for a period of [Redacted] days, or (iv) makes a general assignment for the benefit of creditors. “Insolvency” shall have a correlative meaning in this Agreement.
“Interest Rate” means, for any period, an interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York.
“Investment Options” shall have the meaning set forth in Section 2.4.
“IPG Benefits” means the guaranteed lifetime withdrawal benefits under the IPG Policies other than any fixed immediate annuities issued by the Company in connection with the annuitization of the SecureFoundation annuity contracts.
“IPG Policies” means the annuity contracts issued by the Company consisting of the SecureFoundation product, including (x) any fixed immediate annuities issued by the Company in connection with the annuitization of the SecureFoundation annuity contracts in accordance with the express terms and conditions of such contracts and (y) rollovers from the group SecureFoundation product to an individual SecureFoundation annuity contract, as applicable. “IPG Policies” excludes [Redacted].
“Losses” means any and all damages, losses, liabilities, commitments, obligations, awards, penalties, costs or expenses; provided, however, that Losses hereunder shall not include punitive, exemplary, indirect, special, consequential damages, lost profits or diminution in value.
“Maximum Permitted Charges” shall have the meaning set forth in Section 4.2(c).
“Non-Guaranteed Elements” shall have the meaning set forth in Section 2.2.
“Overdue Rate” means the Interest Rate plus [Redacted].
“Permits” means any licenses, certificates of authority or other similar certificates, registrations, memberships, franchises, permits, orders, approvals, consents or other similar authorizations or qualifications issued to a Person by a Governmental Authority.
“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
“Personal Information” means any of the following categories of information, in any format whether written, electronic, or otherwise, respecting proposed, current and former applicants, plan participants, contractholders, insureds, claimants and

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beneficiaries of the IPG Policies: (a) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (b) any other personal information that is subject to Applicable Law related to data security and privacy, such as name, signature, address, social security number, telephone number or other unique identifier, or (c) information that can be used to authenticate an individual (including passwords or PINs, biometric data, unique identification numbers, answer to security questions, or other personal identifiers).
“Policy Exchange” shall have the meaning set forth in Section 3.3.
“Producer” means any agent, broker, producer, Representative, third party administrator, general agent, sub-agent, underwriter, managing general underwriter, intermediary and other Persons who market, produce, underwrite, manage and/or service insurance products and services.
“Qualified Life (Lives)” shall have the meaning set forth in Section 4.4(b).
“Quota Share” means [Redacted].
“RBC Ratio” means the percentage equal to (i) the quotient of the Total Adjusted Capital of the Reinsurer divided by the Company Action Level RBC, multiplied by (ii) 100; provided, that in the event there is a material change in the factors and formulae prescribed by the insurance regulatory authority in the Reinsurer’s state of domicile with respect to the components of and methodologies contained in such calculation, the parties shall work in good faith to amend this Agreement to incorporate an alternate calculation that is reasonably equivalent to the components of and methodologies contained in the calculation of the Reinsurer’s RBC Ratio in effect as of the date hereof within [Redacted] calendar days after the implementation of such change, and if the parties cannot agree on any such alternative, the Reinsurer shall continue to calculate its RBC Ratio as if such material change had not occurred.
“RBC Ratio Certification” shall have the meaning set forth in Section 5.4(e).
“Recapture Effective Time” shall have the meaning set forth in Section 8.1.
“Recapture Event” shall have the meaning set forth in Section 8.1.
“Recapture Payment” shall have the meaning set forth in Section 8.2(b).
“Registered Separate Account” shall have the meaning set forth in Section 14.1(q).
“Reinsurance Fees” mean the reinsurance fees payable to the Reinsurer pursuant to Section 4.2.
“Reinsured Benefit Statement” shall have the meaning set forth in Section 5.1.

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“Reinsured Liabilities” means (a) the benefits and other obligations due and payable under the express terms and conditions of the IPG Benefits for Qualified Lives as further described in Section 4.4, but excluding all Excluded Liabilities, (b) without duplication, annuitization payments due and payable under the express terms and conditions of IPG Policies that were issued in connection with the annuitization of other IPG Policies and (c) without duplication, the Separate Account Liabilities.
“Reinsurer” shall have the meaning set forth in the first paragraph of this Agreement.
“Reinsurer Fundamental Representations” means the representations and warranties set forth in Sections 14.2(a) (Organization), 14.2(b) (Authorization) and 14.2(e) (Brokers).
“Reinsurer Indemnified Parties” shall have the meaning set forth in Section 15.1(c).
“Report Controversy” shall have the meaning set forth in Section 12.1(b).
“Representatives” means with respect to any Person, such Person’s directors, officers, managers, employees, agents, representatives, insurance providers, and advisors.
“Reserve Credit” means full statutory financial statement credit in the Company Domiciliary State for the reinsurance ceded to the Reinsurer under this Agreement in the statutory financial statements required to be filed by the Company.
“Reserve Credit Event” means the existence of circumstances that would result, or have resulted, in the failure of the Company to receive Reserve Credit for any reason.
“SAP” means, with respect to any insurance company as of any date, the statutory accounting principles and practices prescribed or permitted by the Governmental Authority responsible for the regulation of life insurance companies in, with respect to the Company, the Company Domiciliary State, and with respect to the Reinsurer, the Reinsurer’s jurisdiction of domicile, as of such date, consistently applied throughout the periods involved.
“SAP Statements” shall have the meaning set forth in Section 14.1(i).
“SecureFoundation” means the Empower SecureFoundation® II annuity contracts issued by the Company prior to the date hereof as listed on Schedule A and any annuity contracts issued by the Company on or after the date hereof on the contract forms listed on Schedule A, including all supplements, endorsements, riders and cover notes thereto, all amendments and extensions thereof and all ancillary agreements entered into in connection therewith.

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“Separate Account Liabilities” means all amounts to the extent payable out of the Separate Accounts under the express terms and conditions of the IPG Policies, but excluding all Excluded Liabilities.
“Separate Account Reserves” means, as of any date of determination, the aggregate amount of reserves of the Company attributable to the Separate Account Liabilities as determined in accordance with SAP applicable to the Company.
“Separate Accounts” means the separate accounts of the Company to the extent applicable to the IPG Policies.
“Settlement” shall have the meaning set forth in Section 5.3(a).
“Settlement Date” shall have the meaning set forth in Section 5.3(a).
[Redacted]
“Statutory Reserves” means, as of any date of determination, the statutory reserves calculated by the Reinsurer, on a standalone basis, with respect to the IPG Benefits (excluding the Expense Allowance to the extent related to such IPG Benefits as of such date) and annuitization payments under any IPG Policies that were issued after the Effective Time in connection with the annuitization of other IPG Policies, as determined in accordance with VM-21 (excluding the standard projection) and SAP applicable to the Reinsurer. In no event shall “Statutory Reserves” include (a) any additional actuarial reserves (as used in connection with SAP applicable to the Reinsurer), established by the Reinsurer as a result of its annual cash flow testing, (b) any interest maintenance reserves, (c) any asset valuation reserves or (d) any other reserve not directly attributable to specific IPG Benefits.
“Terminal Accounting Report” shall have the meaning set forth in Section 8.2(a).
“Termination Date” shall have the meaning set forth in Section 10.2.
“Third Party Claim” shall have the meaning set forth in Section 15.2(a).
“Third Party Expert” shall have the meaning set forth in Section 12.3(b).
“Total Adjusted Capital” means, as of any date of determination, total adjusted capital as calculated in accordance with the Applicable Laws of the state of domicile of the Reinsurer.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“VM-21” means the “Requirements for Principle-Based Reserves for Variable Annuities” (VM-21) of the Valuation Manual promulgated by the National Association of

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Insurance Commissioners and as adopted by the Reinsurer’s state of domicile (or any successor rule).
1.2Other Definitional Provisions.
(a)For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement, unless otherwise indicated.
(b)Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(c)Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(d)Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders and vice versa.
(e)The Schedules and Exhibits hereto are hereby incorporated by reference into the body of this Agreement.
(f)All references herein to Articles, Sections, Subsections, Paragraphs, Schedules, and Exhibits shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require.
(g)All terms defined in this Agreement shall have the defined meaning when used in any Schedule or Exhibit, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.
(h)Unless otherwise stated, references to any statute, listing rule, rule, standard, regulation or other law are to such statute, listing rule, rule, standard, regulation or other law as amended, modified, supplemented or replaced from time to time, and include a reference to the corresponding rules and regulations.
(i)Unless otherwise stated, references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor thereto.
(j)References to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.
Article II

COVERAGE
2.1Coverage.
(a)Subject to the terms and conditions of this Agreement, from and after the Effective Time, the Company hereby cedes to the Reinsurer, and the Reinsurer hereby accepts and agrees to indemnify the Company for, the Quota Share of the Reinsured Liabilities incurred by the Company at or after the Effective Time. The Reinsurer

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shall have no liability whatsoever for Excluded Liabilities. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is reduced, recaptured or terminated as provided herein.
(b)The reinsurance under this Agreement shall be on a coinsurance basis with respect to the IPG Benefits and any liabilities under clause (b) of the definition of Reinsured Liabilities, and a modified coinsurance basis with respect to the Separate Account Liabilities.
2.2Non-Guaranteed Elements. The Company will retain the ultimate authority and be responsible for establishing: (i) any premiums, fees and other charges under the IPG Policies, (ii) any benefits under the IPG Policies that affect the contract value, and (iii) the current and floor mortality and interest rate bases for determining annuity purchase rates in accordance with the terms of the IPG Policies; in each case, that may be changed unilaterally by the Company under the terms of the IPG Policies (collectively, “Non-Guaranteed Elements”). If the Company wishes to change any Non-Guaranteed Elements in respect of any IPG Policies (including IPG Policies of new participants within existing plans), then the Company shall promptly notify the Reinsurer in writing of such proposed changes. The Reinsurer may make recommendations to the Company with respect to Non-Guaranteed Elements so long as the recommendations comply with the written terms of the IPG Policies and Applicable Law.  The Company shall consider any such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted and shall not unreasonably delay implementation of any accepted recommendations.  The Company shall consult with the Reinsurer periodically on the setting of Non-Guaranteed Elements for the IPG Policies and prior to making any material changes thereto.
2.3Conditions. Except with respect to Non-Guaranteed Elements, which are addressed in Section 2.2, the Company shall not change the terms or conditions of any IPG Policy unless such change (i) is initiated by the contractholder and is expressly permitted under the terms of the IPG Policy, (ii) is required by Applicable Law or the terms of the IPG Policy (provided that, if the parties disagree that such a change is required, then such dispute shall be resolved pursuant to Article XII), or (iii) is consented to in writing by the Reinsurer (which consent shall not be unreasonably withheld, conditioned or delayed). If the terms or conditions of an IPG Policy are changed in the circumstances permitted by clause (i), (ii), or (iii) above, the Reinsurer will share in the change proportionately based on the Quota Share to the extent such change is applicable to the Reinsured Liabilities and the Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement. Reductions and terminations of coverage and benefits under the IPG Policies will reduce or terminate the Reinsurer’s liability under the Agreement in a corresponding amount as of the same date to the extent applicable to the Reinsured Liabilities. The Company shall, as soon as reasonably practicable and prior to effecting any such change, notify the Reinsurer upon determining that a change to an IPG Policy is or may be required as a result of a change or interpretation in Applicable Law and shall provide such information as is reasonably requested by Reinsurer to allow Reinsurer to promptly determine whether the change in or interpretation of Applicable Law requires a change to the IPG Policy, and if the information provided by the Company does not, in the reasonable discretion of Reinsurer, reasonably support such determination, a written opinion from legal counsel reasonably selected by the Company supporting such determination, unless such disclosure would lead to the loss or waiver of legal privilege (it being understood that the Company shall use reasonable efforts to enable such opinion to be furnished to the Reinsurer without so jeopardizing such privilege, including by entering into a customary joint defense agreement or common interest agreement). If the Company and Reinsurer are unable to agree on whether Applicable Law requires a change to the IPG Policy, then such dispute shall be resolved pursuant to Article XII.

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2.4Investment Option Changes. No material changes in the investment options offered under the IPG Policies with respect to the IPG Benefits (the “Investment Options”) shall be permitted to be made by the Company without the Reinsurer’s written consent (such consent not to be unreasonably conditioned, delayed or withheld). Solely as used in this Section 2.4, “material change”:
(a)shall mean any of the following changes in the Investment Options:
(1)the addition of a new Investment Option;
(2)changes in fund investment strategy;
(3)changes in target asset allocation that exceed [Redacted] with respect to any individual investment sector (for example, but not limited to small cap, long term bond, mid-cap) or [Redacted] with respect to any individual aggregate asset class (for example, but not limited to bond, money market, equity) unless such changes are part of a defined target date allocation schedule; provided that changes are measured relative to the target allocations as of the Effective Date;
(4)an increase in expense ratios by an affiliated or third-party manager or sponsor for an underlying fund within an Investment Option resulting in, when combined with all previous changes in management fees, an increase of [Redacted] in the management fees of the Investment Option measured relative to the management fees as of the Effective Date; and
(5)any other change (other than those changes set forth in Subparts (1) – (4) of this Section 2.4(a) or in Section 2.4(b) below) with respect to the Investment Options that, in the good faith reasonable discretion of the Reinsurer, individually or in the aggregate, adversely affects in any material respect the rights, risks or obligations of the Reinsurer;
(b)shall not include any of the following changes in the Investment Options:
(1)change in subadvisor or subadvisor change of control for an Investment Option;
(2)fund administration and portfolio management (including security selection and rebalancing, portfolio optimization and rebalancing consistent with the investment strategy, portfolio implementation and trading, and daily operations);
(3)change in name of an Investment Option;
(4)changes in target asset allocation that do not exceed [Redacted] with respect to any individual investment sector (for example, but not limited to small cap, long term bond, mid-cap) or [Redacted] with respect to any individual aggregate asset class (for example, but not limited to bond, money market, equity); provided that changes are measured relative to the target allocations as of the Effective Date; and
(5)an increase in expense ratios by an affiliated or third-party manager or sponsor for an underlying fund within an Investment Option resulting in, when combined with all previous changes in management fees, an increase of

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[Redacted] in the management fees of the Investment Option measured relative to the management fees as of the Effective Date.
If a material change in Investment Options is made or intended to be made by a third party, the Company will notify the Reinsurer within [Redacted] Business Days after the Company becomes aware of such change or intent to change and shall provide plans for resolution (such as replacement of the fund) within [Redacted] days of becoming aware of such change or intent to change, if required by the Reinsurer.
The Reinsurer shall review any written request by the Company for approval with respect to a material change in Investment Options and promptly notify the Company of the Reinsurer’s decision to either accept or reject such proposed material change; provided, that the Reinsurer shall be deemed to have accepted such proposed material change if the Reinsurer has not so notified the Company within [Redacted] days of its receipt of the Company’s written request for approval of the proposed material change. If the Reinsurer accepts or is deemed to have accepted such proposed material change, then this Agreement shall be administered in accordance with the terms of such proposed material change. If the Reinsurer rejects such proposed material change and the Company nevertheless implements such material change, the Company shall indemnify the Reinsurer for all Losses incurred by the Reinsurer as a result of such material change in Investment Options implemented by the Company to the extent such Losses exceed the maximum Reinsurance Fees permitted hereunder with respect to the affected IPG Policies.
2.5Separate Accounts. For each of the Separate Accounts, the amount to be invested on a variable basis or otherwise held in the related Separate Account in accordance with the terms of such IPG Policy shall be held by the Company in such Separate Account, and all premiums with respect to such IPG Policy, except as otherwise provided in Section 2.6, shall be deposited in the Separate Account to the extent required by such IPG Policy. The Company shall retain, control and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the IPG Policies that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Company on its Separate Account balance sheets, consistent with SAP applicable to the Company. For each of the IPG Policies, the amount to be paid with respect to Separate Account Liabilities shall be paid out of the Separate Accounts to the extent required by such IPG Policy; provided, that if the assets within the Separate Accounts are not sufficient to fully fund any such payments, then the Reinsurer shall be responsible for such deficiency as IPG Benefits, provided that the contractholder has not elected to annuitize the relevant IPG Policy in accordance with its terms prior to receiving such IPG Benefit. For purposes hereof, the portion of the Separate Account Liabilities attributable to the IPG Policies shall be determined in a manner consistent with the applicable IPG Policies and Applicable Law.
2.6Annuitizations. On each Settlement Date, the Company shall owe to the Reinsurer any amounts received from the Separate Account to the extent relating to any annuitization of any IPG Policy in accordance with the terms of such IPG Policy corresponding to the Accounting Period being settled on such Settlement Date. Settlement of amounts owed under this Section 2.6 shall be made in accordance with the periodic reporting and settlement provisions set forth in Sections 5.1 and 5.3.

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Article III

ADMINISTRATION; GENERAL PROVISIONS
3.1Contract Administration. The Company shall administer the IPG Policies and provide all contractholder/plan participant and claims servicing with respect to the IPG Policies in accordance with the terms of the IPG Policies and the terms hereof including, but not limited to, the payment of all Reinsured Liabilities and the administration of claims and disbursements. As part of such administrative services, on at least a monthly basis the Company shall conduct searches of the Death Master File from the Social Security Administration, or such other reasonable data source, and undertake other commercially reasonable measures to verify whether the Qualified Lives are alive. The Company shall: (i) keep complete and accurate records of such searches and other measures, (ii) provide copies of such records to the Reinsurer promptly following such searches and other measures, (iii) as soon as is reasonably practicable, provide written notice to the Reinsurer of any claims paid under the IPG Policies for any date after the death of any Qualified Life and (iv) report the Reinsurer’s Quota Share of the Reinsured Liabilities payable in the Reinsured Benefit Statement (as defined herein). The Company shall provide contractholder/plan participant and claims servicing with respect to the IPG Policies, and administer the Separate Accounts corresponding to such IPG Policies, (i) in accordance with the terms of the IPG Policies, (ii) in accordance with the applicable terms of this Agreement, (iii) in compliance with Applicable Law and (iv) using the same standard of care that is applied for its other policies and contracts, in each case consistent with past practice, including claims adjudication and recouping overpayments from policyholders. Subject to the foregoing, and except as required by Applicable Law or the terms and conditions of the IPG Policies including the IPG Benefits, the Company will not materially change, alter or otherwise compromise its underwriting, claims paying, or administrative practices in a way that would adversely affect the Reinsurer or its obligations with respect to the IPG Policies without the prior written consent of the Reinsurer.
3.2Sub-Contracting. Subject to Applicable Law, the Company may subcontract for the performance of any contractholder/plan participant or claims servicing service or services with respect to the IPG Policies to any other Person, in each case, without the consent of the Reinsurer; provided, that no such subcontracting shall relieve the Company from any of its obligations or liabilities hereunder, and the Company shall remain responsible for all obligations or liabilities of such subcontractor with regards to the provision of such service or services as if provided by the Company. The Company shall provide the Reinsurer with not less than [Redacted] days’ prior written notice of any intended subcontracting arrangement that is to be entered into following the Effective Date that relates primarily to the administration of the IPG Policies (beyond general participant and account recordkeeping), including the identity of the intended subcontractor and a reasonably detailed description of the services to be subcontracted. The Company shall reasonably consider the views and recommendations of the Reinsurer with regard to any such intended subcontracting arrangement.
3.3Policy Exchanges. [Redacted]
3.4Claims Settlements.
(a)The Company will advise the Reinsurer in writing of its intention to contest, compromise or litigate (each a “Contest”) any claim with respect to an IPG Policy (a “Company Contest Notice”). The Reinsurer will pay its Quota Share of the expense of the Contest in addition to its Quota Share of the corresponding Reinsured Liabilities, in each case, as mutually agreed in good faith by the parties, if the Reinsurer by written notice to the Company provided no later than [Redacted] Business Days (subject to Section 3.4(b)) following its receipt of the Company Contest Notice, chooses to participate in the Contest. If the Reinsurer elects not to participate

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in such Contest or fails to provide such written notice within such timeframe (in which case the Reinsurer shall be deemed to have elected not to participate in such Contest), it will discharge its liability by payment to the Company of the full amount of the Quota Share of the corresponding Reinsured Liabilities as originally presented to the Company. If the Company’s Contest of such IPG Policy results in the reduction of its liability and the Reinsurer has chosen to participate in such Contest, the Reinsurer will share in such reduction in proportion to the Quota Share. If the Company’s Contest of such IPG Policy results in an increase of its liability (including any Extra Contractual Liabilities) and the Reinsurer has chosen to participate in such Contest (but not if the Reinsurer has not chosen to participate in such Contest), the Reinsurer will share in such increased liability in proportion to the Quota Share.
(b)Without limitation of Section 3.4(a), the Company agrees to timely provide the Reinsurer with information reasonably requested by the Reinsurer regarding, and to consider in good faith any recommendations of the Reinsurer with respect to, all acts, course of conduct or omissions to act, relative to any such Contest, that would reasonably be expected to result in the assessment of Extra Contractual Liabilities. The [Redacted] Business Day time period referenced in Section 3.4(a) shall be extended for each day following the reasonable request by the Reinsurer for information under this Section 3.4(b) until such information has been provided to Reinsurer. In the event of any disagreement between the Company and the Reinsurer with respect to the determination of whether or not any such acts, course of conduct or omissions constitute Extra Contractual Liabilities, then such dispute shall be resolved in accordance with the procedures set forth in Sections 12.1 through 12.3. Nothing contained herein shall affect the Company’s authority over the disposition of any Extra Contractual Liabilities, provided it must act in good faith.
3.5Inspection. Each of the Company and the Reinsurer shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the IPG Policies or otherwise relating to the reinsurance hereunder (and, with respect to the Company, the Company’s administration thereof) in accordance with Applicable Law and this Agreement, and its record management practices in effect from time to time for such party’s other insurance business not covered by this Agreement. Each of the Company and the Reinsurer and its respective designated Representatives may, at their own expense and upon at least [Redacted] Business Days’ advance written notice to the other party, inspect, at the offices of the party being inspected where such records are located, and make and retain copies of, the papers and any and all other books or documents of the party being inspected reasonably relating to this Agreement, including the IPG Policies and the administration thereof by the Company and the calculations of Separate Account Reserves if the Company is the party being inspected, and the calculations of Statutory Reserves if the Reinsurer is the party being inspected, and shall have access to appropriate employees and Representatives of the party being inspected, in each case during normal business hours (provided such access shall not unreasonably interfere with the conduct of the business of the party being inspected) for such period as this Agreement is in effect or for as long thereafter as a party seeks performance by the other party pursuant to the terms of this Agreement or either party reasonably needs access to such records for regulatory, tax, or similar purposes. The information obtained shall be used only for purposes relating to the transactions contemplated under this Agreement, and the possession, use and disclosure of any such information will be subject to the restrictions set forth in Article XIII.
3.6Errors and Omissions. An unintentional error, omission, oversight, delay or misunderstanding (collectively “Error”) in the administration of this Agreement by either party will not invalidate the reinsurance to be provided hereunder. As soon as reasonably possible after either party discovers an Error, such party will notify the other party and the Error will be rectified and both parties will be restored, to the extent possible, to the position

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they would have occupied had the Error not occurred. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that most closely approximates the intent of the parties as evidenced by this Agreement. Should the parties fail to resolve the situation in accordance with this Section 3.6, it will be resolved in accordance with dispute resolution procedures set forth in Sections 12.1 through 12.3. Any resolution made to correct such an Error will not set a precedent for a similar subsequent Error. This Section 3.6 shall not relieve either party of its obligation to perform within the time periods specified for such obligations hereunder or as otherwise mutually agreed.
3.7Follow the Fortunes. Subject to Section 16.14, all matters with respect to this Agreement require the utmost good faith of both parties. In all respects the Reinsurer shall follow the fortunes of the Company related to the contractual obligations of the IPG Policies, subject to the terms and conditions of this Agreement.
3.8Age and Sex Adjustments
If the Company’s liability under any of the IPG Policies is changed because of a misstatement of age, sex or any other material fact by a Covered Life or Covered Plan, the Reinsurer will share in such change proportionately based on its applicable Quota Share, as determined in accordance with the applicable IPG Policies, and the Company and the Reinsurer will make all appropriate adjustments to amounts due to each other under this Agreement.
Notwithstanding the foregoing, the Company shall promptly indemnify the Reinsurer for Losses incurred by the Reinsurer as a result of any change to the Company’s liability under any of the IPG Policies due to either (i) an error or misstatement of any material fact which is made by the Company or an administrator of the IPG Policies, or (ii) any error or misstatement of any material fact by a Covered Life or Covered Plan, which the Company (without any requirement that the Company perform any diligence which it does not customarily perform pursuant to its business practices as they exist on the Effective Date) should reasonably have known to exist, but with respect to which the Company did not take all action necessary to correct in order to avoid any such change to liability.
3.9Setoff and Recoupment
. All payments due under this Agreement shall be made on a net basis. Upon written notice to the other party, the Company and the Reinsurer shall have, and may exercise at any time, the right to offset and recoup any undisputed balances due from one such party to the other, its successors or assignees, against balances due from the other such party under this Agreement, and all such debts and credits are deemed mutual debts or credits and may be offset and recouped, and only the balance will be allowed or paid. Other than as provided herein, this right of offset and recoupment shall not be affected or diminished because of the insolvency, rehabilitation, conservatorship or comparable proceeding of either party and shall apply to the full extent permitted by Applicable Law. Pending claims and claims being contested in good faith shall not be balances that are due for the purposes of this provision.
3.10Notice of Material Adverse Changes. Each party shall promptly notify the other party in writing of any event or circumstance that, in such notifying party’s reasonable judgment, has had or is reasonably likely to have a material adverse effect on the IPG Policies or Reinsured Liabilities, or on the notifying party’s ability to perform its obligations under this Agreement.

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3.11Duty of Cooperation. Each party hereby covenants and agrees that it shall cooperate and deal fairly with the other party in order to accomplish the objectives of this Agreement. In furtherance of the foregoing, representatives of the parties will meet or hold a teleconference at least annually (or at such other frequency as the parties mutually agree) to discuss in good faith matters arising under this Agreement as may be agreed from time to time (which topics may include matters relating to new business, reporting, data, technology, operations, Non-Guaranteed Elements and/or Investment Options).
Article IV

REINSURANCE CONSIDERATION; INITIAL DEPOSIT; EXPENSE ALLOWANCES
4.1Reinsurance Consideration. As consideration for the coverage provided hereunder, the Company has paid an amount equal to [Redacted], and agrees to pay the Reinsurance Fees payable by it hereunder.
4.2Reinsurance Fees. [Redacted]
4.3Expense Allowances.
(a)On each Settlement Date, the Company shall be entitled to and the Reinsurer shall owe to the Company with respect to each Accounting Period corresponding to such Settlement Date, an expense allowance related to the IPG Policies in an amount calculated in accordance with Schedule B (the “Expense Allowance”). The Reinsurer will bear no part of the expenses incurred in connection with the IPG Policies, except as otherwise provided herein. The allowance for any premium taxes, state guaranty fund assessments or special assessments paid in connection with the IPG Policies is included in the Expense Allowance.
(b)Settlement of amounts owed under this Section 4.3 shall be made in accordance with the periodic reporting and settlement provisions set forth in Sections 5.1 and 5.3.
4.4Benefit Payments.
(a)The Reinsured Liabilities shall only include, and the Reinsurer shall only pay the Quota Share of, (i) IPG Benefit payments due and payable under the IPG Policies for Qualified Lives (defined below) and only after the value of the Separate Account has been exhausted in accordance with the terms of the respective IPG Policies, if applicable, (ii) without duplication, annuitization payments under IPG Policies that were issued in connection with the annuitization of other IPG Policies, and (iii) without duplication, the Separate Account Liabilities. For the avoidance of doubt, withdrawals of IPG Benefits prior to such value exhaustion shall be covered only by the Covered Life’s assets that remain with the Company in the Separate Account.
(b)“Qualified Life (Lives)” means a Covered Life for which IPG Benefits are payable prior to such Covered Life’s death. The Reinsurer shall not have any obligation to validate Qualified Lives and is reliant on the Company to appropriately administer payment under IPG Policies, including the IPG Benefits, only to Qualified Lives. To the extent the Reinsurer pays any amounts hereunder to the Company on the basis of the Company’s payment to any plan participant, contractholder or beneficiary other than a Qualified Life, on each Settlement Date the Reinsurer shall be entitled to recover, and the Company shall reimburse the Reinsurer, with respect to each Accounting Period corresponding to such Settlement Date any such amounts, together

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with interest thereon, calculated at the Interest Rate from the date of any such overpayment made by Reinsurer to the Company to the date of reimbursement of such amount by the Company, except that such interest shall not apply to the extent the Company does appropriately administer payment in accordance with Section 3.1 of this Agreement.
(c)Settlement of amounts owed under this Section 4.4 shall be made in accordance with the periodic reporting and settlement provisions set forth in Sections 5.1 and 5.3.
Article V

ACCOUNTING AND SETTLEMENT
5.1Company Reports. As soon as practicable but not more than [Redacted] calendar days following the end of each Accounting Period ending after the date hereof, the Company shall deliver to Reinsurer a report (the “Company Report”) in the form of, and containing for such Accounting Period the information reflected in, Schedule C, including a statement (the “Reinsured Benefit Statement”), in the form of Schedule D, of the Reinsurer’s Quota Share of the Reinsured Liabilities payable in respect of such Accounting Period (in each case, prepared on a cash basis). For the avoidance of doubt, the initial Company Report delivered under this Agreement shall be in respect of the initial Accounting Period. Within [Redacted] Business Days following the end of each Accounting Period ending after the date hereof, the Company shall provide to the Reinsurer an estimate of the Reinsurance Fees, Expense Allowances, and IPG Benefits constituting Reinsured Liabilities for such Accounting Period.
5.2[Reserved]

5.3Amounts Due the Parties.
(a)All amounts due to be paid to the Company or the Reinsurer under this Agreement shall be determined on a net basis, giving full effect to Section 3.9. Each net amount due the Company or the Reinsurer with respect to each Accounting Period ending after the date hereof as reflected on a Company Report (the “Settlement”) shall be paid in cash by the owing party no later than [Redacted] Business Days after receipt by the Reinsurer of the Company Report (the “Settlement Date”).
(b)If there is overdue settlement of any payment due hereunder, interest will accrue on such payment at the Overdue Rate until such settlement is made. For purposes of this Section 5.3(b), a payment will be considered overdue on the Business Day following the date such payment is due hereunder (which shall be the last date on which such payment may be timely made under the applicable provision); provided, that such interest will begin to accrue thereon from such due date until paid.
5.4Additional Reports.
(a)The Company shall deliver to the Reinsurer any other reports related to the IPG Policies as may be reasonably requested by the Reinsurer for use in connection with the preparation of the Reinsurer’s financial statements or the Reinsurer’s review of the Separate Accounts, so long as the Company has the general ability to produce such other reports as reasonably determined by the Company with reference to its then-current operations. The Company shall provide such additional reports, if any, in a form mutually agreed by the Reinsurer and the Company in their reasonable

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discretion. Except to the extent that the Company prepares such additional reports in the ordinary course of business, the Reinsurer shall reimburse the Company for any actual reasonable costs the Company incurs in preparing any such additional reports.
(b)Upon request, the Reinsurer shall promptly provide the Company with any additional information in form mutually agreed by the Company and the Reinsurer, as determined in their reasonable discretion, related to the IPG Policies as may be reasonably requested by the Company for use in connection with the Company financial statements. Except to the extent that the Reinsurer prepares such additional reports in the ordinary course of business, the Company shall reimburse the Reinsurer for any actual reasonable costs the Reinsurer incurs in preparing any such additional reports.
(c)Without limitation of Sections 5.4(a) or 5.4(b), each of the parties shall periodically furnish to the other on a timely basis such other reports and information as may be reasonably requested by such other party for financial reporting, regulatory, tax, rating agency or similar purposes and reasonably available to it.
(d)The Reinsurer shall provide written notice to the Company of the occurrence of any Recapture Event within [Redacted] Business Days after becoming aware of its occurrence. In addition, the Reinsurer shall reasonably cooperate with the Company and promptly respond to the Company’s reasonable inquiries from time to time concerning the determination of whether a Recapture Event has occurred.
(e)Within [Redacted] calendar days following the end of each Accounting Period, the Reinsurer shall provide to the Company a certification in the form of Exhibit A (an “RBC Ratio Certification”) as to the Reinsurer’s RBC Ratio, which shall be based on the Reinsurer’s good faith estimations.
(f)The Company shall provide the Reinsurer with a reliance statement substantially in the form of Exhibit B to support annual reserve requirements by [Redacted] of each calendar year.
5.5Seriatim Data Requirements. The Company will provide seriatim data files and Covered Life level transactional information to the Reinsurer in form and substance and at such times as are reasonably acceptable to the Reinsurer; provided such data and information is readily available in the Company’s existing automated reporting systems and is reasonably available in the timeframe requested by the Reinsurer.
Article VI

NEW BUSINESS
6.1New Plans. [Redacted]
6.2New Covered Lives. [Redacted]
6.3Termination for New Business. The Reinsurer may terminate this Agreement with respect to new business only by giving the Company at least [Redacted] days’ prior written notice. Following such notice, the parties shall cooperate in good faith to facilitate an orderly process for termination of new business. For purposes of termination under this Section 6.3, the Reinsurer has the right to terminate any or all of the following: (i) new participants, and/or (ii) new premiums on existing participants. Subject to the termination provisions described in Articles VII and VIII, all then in-force IPG Policies will remain reinsured hereunder in accordance with the terms of this Agreement until the expiration thereof. During the notification period set forth in this Section 6.3, the Company will continue to cede, and the Reinsurer will continue to reinsure, new business covered under the

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terms of this Agreement. Termination of new business pursuant to this Section 6.3 shall not affect the reinsurance or administration of in-force IPG Policies subject to and in accordance with all of the terms and conditions of this Agreement.
Article VII

TERMINATION FOR NON-PAYMENT
7.1Notice of Termination for Non-Payment. On any day on which the Company is delinquent in paying any material net amount due and owing to the Reinsurer under this Agreement, other than amounts that are the subject of a good faith dispute or an Error of the type described in Section 3.6, the Reinsurer may give the Company written notice that all of the reinsurance coverage hereunder shall terminate as of the date of such notice of termination if such overdue amount plus applicable interest thereon is not paid to the Reinsurer within [Redacted] calendar days from the date of such notice. If such written notice has been given by the Reinsurer and (x) such overdue amount plus applicable interest thereon is not paid to the Reinsurer within such [Redacted] calendar day period and (y) the Company has not notified the Reinsurer in writing within such period that the Company disputes in good faith the amount claimed due, then (i) this Agreement shall be terminated and, subject to the provisions of Section 8.2, the Reinsurer shall have no further liability to the Company from the date on which such unpaid amount was originally due, (ii) such termination shall be treated as a recapture and the provisions of Article VIII shall apply and (iii) the effective time of such termination (as described in clause (i) of this sentence) shall be the “Recapture Effective Time” for purposes of Article VIII. The Company hereby covenants and agrees, notwithstanding anything contained herein to the contrary, that it shall not intentionally fail to pay premiums in order to cause termination under the provisions of this Article VII.
Article VIII

RECAPTURE
8.1Right of Recapture. Each of the following events shall be considered a “Recapture Event”:
(a)the Reinsurer is Insolvent;
(b)the Reinsurer is delinquent in paying any material net amount due and owing to the Company under this Agreement, other than amounts that are the subject of a good faith dispute or Error, and the Reinsurer has not cured such failure within [Redacted] calendar days following written notice from the Company;
(c)a Reserve Credit Event (i) has occurred and is continuing and (ii) has not been cured by the later to occur of (x) [Redacted] days after the Reinsurer actually becomes aware of or otherwise receives notice in writing from the Company of such Reserve Credit Event and (y) the end of the calendar quarter during which such Reserve Credit Event occurred;
(d)the Reinsurer’s RBC Ratio as of any calendar quarter-end is below [Redacted] and the Reinsurer has not [Redacted].
Notwithstanding the foregoing or anything contained or implied in this Agreement to the contrary including without limitation, Reinsurer’s provision of any plan or other assurance to the Company pursuant to the foregoing, (i) other than the Company’s rights expressly set forth in this Agreement, the Company shall in no event have any right whatsoever with respect to the management of Reinsurer’s RBC or any matters related thereto, including without limitation the existence, content or implementation of any plan of the Reinsurer relative to RBC, and (ii) other

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than the Company’s rights expressly set forth in this Agreement, the Reinsurer’s RBC, and all matters related thereto, shall be entirely within the sole and absolute control of the Reinsurer, it being understood and agreed that any plan of the Reinsurer related to RBC, including without limitation the maintenance or restoration thereof, may at any time and from time to time be changed, altered or modified in any manner, in each case in the Reinsurer’s sole and absolute discretion. Without limiting the foregoing, the Reinsurer agrees to promptly provide to either of the Companies a copy of its written plan, if any, to restore its RBC Ratio to [Redacted] or greater (including any change, alteration or modification of such plan). For avoidance of doubt, the foregoing shall not affect the Company’s right of recapture pursuant to and in accordance with Section 8.1(d) or any other rights of the Company expressly set forth in this Agreement.
The Reinsurer hereby covenants and agrees, notwithstanding anything contained herein to the contrary, that it shall not intentionally fail to pay amounts due to the Company under this Agreement in order to cause recapture under the provisions of this Article VIII.
If a Recapture Event shall have occurred, unless each such Recapture Event has been cured, then the Company shall have the right but not the obligation to recapture all, but not less than all, of the Quota Share of the Reinsured Liabilities. In order to exercise such right to recapture: (x) the Company must provide prior written notice to the Reinsurer of its intent to recapture such business within [Redacted] calendar days following the occurrence of the Recapture Event (but without limitation of the Company’s right to recapture pursuant to any other Recapture Event (including any separate Recapture Event falling within the same clause of the definition of Recapture Event), subject to the [Redacted]-day limitation applicable thereto); and (y) the Company’s written notice of recapture must designate an effective date and time of said recapture (the “Recapture Effective Time”) that is no earlier than the date of the Recapture Event. Except in the case of a Recapture Event or as otherwise mutually agreed upon by the parties, the Company shall have no right to recapture the Reinsured Liabilities.
8.2Recapture Accounting and Settlement.
(a)Following any notice of termination pursuant to Section 7.1 or recapture pursuant to Section 8.1, within [Redacted] Business Days after the Recapture Effective Time, (i) the Reinsurer shall deliver to the Company, a written report of the Statutory Reserves for the Accounting Period ending on the Termination Date and (ii) the Company shall deliver to the Reinsurer, a Company Report for the Accounting Period ending on the Termination Date (the “Terminal Accounting Report”).
(b)For purposes of this Agreement, the “Recapture Payment” shall equal the net result of the following: [Redacted]
(c)Within [Redacted] Business Days after the finalization of the Terminal Accounting Report, the Recapture Payment specified in the Terminal Accounting Report shall be due and payable by the Reinsurer or the Company, as the case may be, as follows:
(i)If the Recapture Payment is due and payable to the Company, then the Reinsurer shall pay the Recapture Payment to the Company in cash by wire transfer of immediately available funds to an account designated in writing by the Company;

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(ii)If the Recapture Payment is due and payable to the Reinsurer, then the Company shall pay the Recapture Payment to the Reinsurer in cash by wire transfer of immediately available funds to an account designated in writing by the Reinsurer.
(d)Any dispute by either party of the Recapture Payment shall be resolved in accordance with Article XII.
(e)Either party’s right to terminate the reinsurance provided hereunder will not prejudice its right to collect amounts owed to it hereunder, including applicable interest as specified in this Agreement, for the period during which such reinsurance was in force, through and including any notice period. Upon recapture by the Company pursuant to Section 8.1, the Company will only recapture liabilities and obligations arising under the express terms of the IPG Policies.
Article IX

CREDIT FOR REINSURANCE
9.1Credit for Reinsurance.
(a)At all times during the term of this Agreement, the Reinsurer shall, at its own expense, use commercially reasonable efforts to hold and maintain all licenses and authorizations required under Applicable Law for the Reinsurer to enable the Company to take Reserve Credit. Upon the occurrence of any event attributable to the Reinsurer or involving Reinsurer’s loss or impairment of such licenses and authorizations that, if continuing as of the end of any financial statement period, would cause the Company to be unable to obtain Reserve Credit as of such date, the Reinsurer shall take such action, which action may include, without limitation, agreeing to reasonable amendments to this Agreement or entering into new agreements or executing additional documents, that are needed to comply with credit for reinsurance laws applicable for the Company to obtain Reserve Credit. The Reinsurer shall promptly notify the Company in writing within [Redacted] Business Days of becoming aware of any such event or change in its licensing status in the Company Domiciliary State.
(b)Upon the occurrence of any event, other than an event described in Section 9.1(a), that, if continuing as of the end of any financial statement period, would cause the Company to be unable to obtain Reserve Credit as of such date, the Company and the Reinsurer shall work together in good faith using commercially reasonable efforts to cure such event. The Reinsurer shall promptly notify the Company in writing within [Redacted] Business Days of first becoming aware of any such event.
(c)The Company shall promptly notify the Reinsurer in writing within [Redacted] Business Days of first becoming aware of the occurrence of any event, fact or circumstance or other conditions that have caused or will cause the Company to no longer receive Reserve Credit, which notice shall describe in detail the event or development requiring such notice. Upon receipt of a notice from the Company pursuant to this Section 9.1(c) or upon delivery of a notice by Reinsurer pursuant to Section 9.1(a) or (b), the Reinsurer agrees that it will, at its own expense, use commercially reasonable efforts to promptly take such steps that are reasonably necessary in order to permit the Company to obtain Reserve Credit in accordance with the applicable standards described in Section 9.1(a) and (b), including establishing a qualified reinsurance trust or providing a letter of credit or other form of collateral

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permitted under Applicable Law (provided the Company confirms to Reinsurer in writing that such collateral meets all Applicable Laws to permit the Company to receive Reserve Credit), it being understood that the Reinsurer shall have the sole discretion to elect among the methods available to it in order to allow the Company to obtain such Reserve Credit; provided, however, that it is understood and agreed that, notwithstanding anything contained or implied herein to the contrary, in no event (i) does Reinsurer warrant or guaranty that any such efforts or actions by Reinsurer shall be successful, or (ii) shall Reinsurer be required to make such efforts to the extent Reinsurer, on advice of legal counsel reasonably selected, in good faith reasonably determines that such efforts are not reasonably expected to result in the Company receiving Reserve Credit (assuming, for purposes of such determination by legal counsel, the Company’s compliance with its cooperation obligations under this Section 9.1). The Company shall reasonably cooperate with the Reinsurer to enable the Reinsurer to comply with its obligations under this Section 9.1.
(d)For the avoidance of doubt, if a Reserve Credit Event has occurred and is continuing, the Company shall have the option of exercising its right of recapture pursuant to and in accordance with Section 8.1(c).
Article X

DURATION AND TERMINATION
10.1Duration. Except as otherwise provided herein, this Agreement shall be unlimited in duration.
10.2Termination. This Agreement will terminate on the earliest of: (i) the date the Company’s liability under the IPG Policies terminates; (ii) the date this Agreement is terminated in accordance with Article VII; or (iii) the date the Quota Share of the Reinsured Liabilities is recaptured by the Company in accordance with Article VIII; in each case following payment by each party of all amounts due to the other under this Agreement, after giving effect to the setoff provision set forth in Section 3.9 (any such date, the “Termination Date”).
Article XI

INSOLVENCY
11.1Insolvency of the Company. In the event of the insolvency of the Company, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the IPG Policies, as applicable, without diminution because of the insolvency of the Company. It is agreed and understood, however, that (i) in the event of the insolvency of the Company, the liquidator, receiver or statutory successor of the Company shall give the Reinsurer written notice of the pendency of a claim against the insolvent Company on an IPG Policy within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer, at its own expense, may investigate such claim and interpose in the proceeding where such claim is to be adjudicated any defenses which it deems available to the Company or its liquidator, receiver or statutory successor. It is further understood that such expense shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose defenses to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

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Article XII

DISPUTE RESOLUTION
12.1Resolution of Disputes.
(a)Any dispute between the Company and the Reinsurer arising out of this Agreement, or concerning its interpretation or validity, whether arising before or after termination of this Agreement, shall be resolved in accordance with the provision of Section 12.1(b)Article XII.
(b)The Company and the Reinsurer shall attempt in good faith to negotiate a mutually acceptable solution or agreement (“Agreed Resolution”) to any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof. If the Company and the Reinsurer fail to reach an Agreed Resolution within [Redacted] days (or such longer period of time as the parties mutually agree) of the commencement of discussions, then either party may initiate arbitration pursuant to Section 12.2, provided, however, that any controversy, dispute or claim between the parties with respect to any computation or amount in a Company Report or Terminal Accounting Report (each, a “Report Controversy”) shall be resolved in accordance with the expert dispute resolution process outlined in Section 12.3, which shall (in lieu of arbitration) be the sole dispute resolution process regarding any such Report Controversy. The Company and the Reinsurer intend that the arbitrators and the Third Party Expert, whichever is relevant, will make decisions which effectuate the intent of this Agreement. For clarity, either party may initiate arbitration or engage a Third Party Expert for expert dispute resolution, whichever is relevant, of any controversy, dispute or claim (including without limitation any Report Controversy), by giving written notice in accordance with Section 12.2(b) or Section 12.3, whichever is applicable, to the other party of its intention, to arbitrate, or to engage a Third Party Expert to resolve any such controversy, dispute or claim, and whether or not the relevant provisions of this Agreement which relate to the subject matter of such controversy, dispute or claim reference any dispute resolution process or this Article XII.
12.2Arbitration.
(a)Composition of Panel. The arbitration shall be conducted by a panel of three (3) arbitrators, who shall be disinterested persons designated as Certified Professionals by ARIAS-US with not less than ten (10) years’ experience as current or former executive officers of life insurance companies specializing in retirement products with qualified experience applicable to the arbitrated item other than the two parties to this Agreement or their Affiliates. Each party shall appoint one of the arbitrators within [Redacted] Business Days after any party gives notice of its intent to arbitrate, who shall in turn select the third. In the event that either party should fail to choose an arbitrator within [Redacted] Business Days after the other party has given notice of its arbitrator appointment (but not earlier than the [Redacted]-Business Day period following the notice of intent to arbitrate), that other party may choose two arbitrators, who shall in turn choose a third arbitrator. If the two arbitrators are unable to agree upon the selection of a third arbitrator within [Redacted] calendar days following their appointment, the third arbitrator shall be selected in accordance with the AIDA Reinsurance and Insurance Arbitration Society—US (“ARIAS-US”) required selections process.
(b)Notice of Intention to Arbitrate. The party requesting arbitration shall give written notice of its intention by registered mail or a recognized overnight courier to the other party, stating the nature of its dispute, and the remedy sought.

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(c)Choice of Forum. Any arbitration instituted pursuant to this Article XII shall be held in New York, New York.
(d)Procedure Governing Arbitration. The arbitration shall be conducted in accordance with the procedures of ARIAS-US. The arbitration panel shall base their decision on the terms and conditions of this Agreement and, to the extent the arbitration panel determines necessary based on its review of such terms and conditions, shall interpret this contract as an honorable engagement, and shall not be obligated to follow the strict rules of law or evidence. In making their decision, the arbitration panel shall apply the custom and practice of the insurance and reinsurance industry, with a view to effecting the general purpose of this Agreement. The arbitration panel shall use its best efforts to hold the proceeding within [Redacted] months after the initiating party’s written notice of intention to arbitrate is received by the other party.
(e)Arbitration Award and Interim Relief. The arbitration panel shall render its decision within [Redacted] calendar days after termination of the proceeding unless the parties consent to an extension, which decision shall be in writing, stating the reason therefor. The decision of the majority of the panel shall be final and binding on the parties to the proceeding except to the extent otherwise provided in the Federal Arbitration Act. Judgment upon the award may be entered in any court having jurisdiction pursuant to the Federal Arbitration Act. The panel may issue orders for preliminary, interim or injunctive relief upon a showing of good cause, including pre-award security. Either party also may, without waiving any remedy under this agreement, seek from any federal courts of the Southern District of the State of New York, or the state courts of such state in the County of New York, any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitration panel (or pending the arbitration panel’s determination of the controversy). The parties agree that the federal courts of the Southern District of the State of New York, or the state courts of such state in the County of New York, shall have jurisdiction to hear any matter relating to compelling arbitration and that a judgment on any award rendered in such arbitration may be entered and enforced in such federal or State courts.
(f)Cost of Arbitration. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator and the remaining costs of the arbitration.
(g)Limit of Authority. It is agreed that the arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.
12.3Expert Dispute Resolution Process.
(a)Reports and Analysis. Either party may refer any Report Controversy that is not resolved by Agreed Resolution to a Third Party Expert for resolution pursuant to the terms and provisions of this Section 12.3. Upon engagement of a Third Party Expert given by either party pursuant to Section 12.3(b), each of the parties shall promptly prepare written reports and analysis of said Report Controversy and deliver such reports and analysis to the Third Party Expert within [Redacted] Business Days after the Third Party’s engagement pursuant to Section 12.3(b).
(b)Selection of Third Party Expert. The individual expert to conduct the expert dispute resolution under this Section 12.3 (“Third Party Expert”) shall be a

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nationally-recognized independent third-party actuarial firm or nationally-recognized certified public accountant, as applicable based on the relevant subject matter in dispute and as mutually agreed by the parties hereto.
(c)Notice of Intention to Engage Third Party Expert. The party requesting engagement of a Third Party Expert shall give written notice to the other party of its intention by registered mail or a recognized overnight courier to the other party, stating the nature of its dispute, and the remedy sought.
(d)Cost of Expert Dispute Resolution. Each party shall bear the expense of its selected expert actuary and shall jointly and equally bear with the other party the cost of the Third Party Expert.
(e)Procedure and Effect Governing Expert Dispute Resolution. The Third Party Expert shall resolve the dispute regarding such item or items within [Redacted] days following his or her engagement by the parties; provided, however, that the dollar amount of each amount in dispute will be determined within the range of dollar amounts proposed by the parties. The determinations by the Third Party Expert as to the items in dispute with respect to the Report Controversy shall (i) be based on presentations and written submissions by the Company and the Reinsurer to the Third Party Expert pursuant to Section 12.3(a) and not by independent review, although the Third Party Expert is expected and permitted to base its decisions on personal background and experience and the terms and provisions of this Agreement, and (ii) be in writing and set forth in reasonable detail the basis for the Third Party Expert’s final calculation of any disputed amount or item based on actuarial standards of practices, the terms of this Agreement and the IPG Policies, and consistent with applicable SAP. Absent manifest error, such determinations by the Third Party Expert shall be conclusive and binding upon the parties as if such determination had been embodied in a final and binding arbitral award, and any party may petition a court having jurisdiction over the parties and subject matter to confirm such determination to final judgment or to vacate such determination pursuant to the Federal Arbitration Act. The parties agree that the Third Party Expert shall have no authority to impose any damage awards on either of the parties hereto.
Article XIII

CONFIDENTIALITY
13.1Confidentiality.
(a)Each party agrees to protect and hold all Confidential Information provided to the receiving party by the disclosing party in conjunction with this Agreement and the transactions contemplated hereby in strict confidence and take reasonable steps necessary to protect such information from unauthorized or inadvertent disclosure, using such information only for purposes of carrying out the receiving party’s obligations under this Agreement. No party shall make, or permit any Person to make, any public announcement concerning this Agreement or the transactions contemplated hereby except as required by Applicable Law, or with the prior written consent of the other party; provided that, in the event that any party is required under Applicable Law or the requirements of any securities exchange to make any public filing regarding this Agreement or the transactions contemplated by this Agreement and it is not reasonably practicable to obtain the advance approval of the other parties hereto as required by this Section 13.1, the party that issues such public announcement or makes such statement shall provide the other parties with prior notice and a copy of such announcement or statement as soon as reasonably

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practicable and will afford the other parties the opportunity to review and comment. If the disclosing party is required by Applicable Law to make a filing with a regulator, the disclosing party will (i) use its reasonable best efforts to notify the other party (except in connection with the disclosure of such Confidential Information to a Governmental Authority in connection with a regulatory exam or inquiry), and (ii) request confidentiality with respect to the specific terms of this Agreement and the transactions contemplated hereby if it has the option to do so and the filing is not already confidential. Further, both the Reinsurer and the Company agree they may not use the name, trademarks, service marks, trade names, or other indicia of origin of the other party in connection with any advertising, publicity materials or activities, customer lists or other public communications without the prior written consent of the other party.
(b)In the event of any violation of this Section 13.1, the injured party shall have, in addition to any other rights and remedies, the right and remedy of injunctive relief from a court of competent jurisdiction.
13.2Disclosure. Notwithstanding the foregoing, neither the Company nor the Reinsurer will be prohibited from disclosing such Confidential Information (i) to its retrocessionaires or hedge or other risk mitigation counterparties in connection with its retrocession or hedging of all or a portion of the risks ceded hereunder, so long as any such retrocessionaires or hedge counterparties are bound to confidentiality obligations in respect thereof that are substantially similar to those contained herein, (ii) to its and its Affiliates’ directors, officers and employees who have a need for such information in the conduct of its business and to its Representatives and subcontractors performing services for such party in connection with this Agreement and who need access to such Confidential Information in the course and scope of providing such services (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and agree in writing to keep such information confidential and further that the party which has provided any such information to any such subcontractors shall be liable hereunder for any disclosure of any such information by any such subcontractors which would violate this Agreement if said party had violated this Agreement directly), (iii) as might be necessary, during the course of external audits, (iv) to the extent it is required to disclose any such information in its statutory filings, (v) other than with respect to Personal Information, to the extent it is required to provide such information to any rating agency, or (vi) as required by Applicable Law or any order, request, requirement, inquiry or subpoena by any Governmental Authority; provided, that if legally permissible, the party required to make such disclosure will provide prompt notice to the other party prior to such disclosure so that such other party may to seek an appropriate protective order. A party disclosing Confidential Information pursuant to (i) and (ii) of this Section 13.2 shall be responsible for any breach by its recipients of such Confidential Information.
13.3Personal Information.
(a)Each of the Company and the Reinsurer, on behalf of itself and its respective service providers, agrees to comply with all Applicable Laws relating to Personal Information and protect the confidentiality and security of any Personal Information provided to it hereunder, including but not limited to, (i) holding all Personal Information in strict confidence in accordance with this Article XIII, (ii) maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Personal Information. Upon written request by the Reinsurer, the Company shall promptly refrain from providing Personal Information to the Reinsurer in accordance with the instructions contained in such request.

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(b)Each party agrees that it will notify the other party no later than [Redacted] hours after it becomes aware of or reasonably suspects any circumstances involving a Breach of Security, unless prevented from doing so as the result of any requirement under an ongoing investigation with a Governmental Authority. As part of any such notification, and subject to attorney-client privilege restrictions, the party experiencing the Breach of Security shall provide the other party with all available information about the Breach of Security including the likely consequence thereof and a description of measures taken to address and to mitigate its possible adverse effects. The party experiencing the Breach of Security shall provide reasonable support and assistance to the other party in investigating or responding to any Breach of Security. For purposes of this Agreement, “Breach of Security” means any unauthorized access to, or any unauthorized use, loss, modification or disclosure of Personal Information received by a party in connection with this Agreement, whether by an internal or external source.
(c)Upon request, the Reinsurer shall, at its option, promptly return any Personal Information to the Company or securely destroy such Personal Information (and render unreadable and unrecoverable) in a manner consistent with accepted industry best practices, and otherwise shall securely destroy (and render unreadable and unrecoverable) such Personal Information in such manner upon termination of this Agreement or (if earlier) when no longer necessary to perform its obligations under this Agreement; provided, that the Reinsurer shall not be required to return or destroy any Personal Information maintained pursuant to automatic archiving and back-up procedures in accordance with the Reinsurer’s ordinary electronic archiving or document retention policies or Applicable Law.
13.4Survival. The receiving party’s obligation to maintain the confidentiality of Confidential Information provided to it shall survive termination of this Agreement and shall remain in effect for as long as the Confidential Information remains in the receiving party’s possession.
Article XIV

REPRESENTATIONS AND WARRANTIES
14.1Representations and Warranties of the Company. The Company represents and warrants to the Reinsurer that as of the date hereof:
(a)Organization. The Company is a life insurance company duly organized and validly existing under the laws of the Company Domiciliary State and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.
(b)Authorization. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Reinsurer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws relating to or affecting creditors’ or insurance company creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).
(c)No Conflict or Violation. The execution and delivery of this Agreement does not, and the performance by the Company of its obligations hereunder will not, conflict with, or result in any violation of or default (with or without notice or lapse of

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time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles or certificate of incorporation and by-laws or comparable organizational documents of the Company, or (ii) assuming all Governmental Authority approvals described in Section 14.1(d)(I) have been obtained or made (1) any contract, permit, order, judgment or decree to which the Company is a party or any of its assets are subject, (2) any order of any Governmental Authority or (3) any Applicable Law, in each case referenced in this subpart (ii), except for such violations or defaults which would not reasonably be expected to have a material adverse effect on the IPG Policies or the Company’s ability to satisfy its obligations under this Agreement.
(d)No Consents or Approvals. The execution and delivery of this Agreement and the performance of the obligations hereunder will not require the Company to obtain any consent, approval, order or authorization of, or make any registration, declaration or filing with, any Governmental Authority or other Person, except (I) if and as required, approval by the New York State Department of Financial Services pursuant to Section 1308(f)(1)(A) of the New York Insurance Law or (II) any consents, approvals, orders, authorizations, registrations, declarations or filings (i) that have been obtained or made or (ii) of which the failure to obtain or make would not reasonably be expected to have a material adverse effect on the IPG Policies or the Company’s ability to satisfy its obligations hereunder.
(e)Absence of Litigation and Investigations. There are no Actions (other than claims under the IPG Policies within applicable policy limits) pending or, to the knowledge of the Company, threatened against the Company with respect to the IPG Policies or the Separate Accounts, or against the Company otherwise that would reasonably be expected to have a material adverse effect on the IPG Policies, the Separate Accounts or the Company’s ability to satisfy its obligations hereunder.
(f)No Governmental Orders. There is no outstanding order, decree (including a consent decree), judgment, writ, injunction, directive, decision, award, stipulation, or ruling by or with any Governmental Authority, arbitrator or arbitration board involving the IPG Policies or the Separate Accounts, or binding upon the Company except as would not reasonably be expected to have a material adverse effect on the IPG Policies, the Separate Accounts or the Company’s ability to satisfy its obligations under this Agreement. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened by, any Governmental Authority, against (i) the Company with respect to the IPG Policies or the Separate Accounts, or (ii) against the Company generally, except as would not reasonably be expected to have a material adverse effect on the Company’s ability to satisfy its obligations under this Agreement.
(g)Brokers. No reinsurance intermediary, broker or finder has acted directly or indirectly for the Company, nor has the Company incurred any obligations that the Reinsurer could be liable for to pay any reinsurance intermediary, brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.
(h)Accuracy of Data. The Company acknowledges that it has provided the Reinsurer with the data and information described in Schedule G (the “Data”) prior to the date hereof. All factual information described in Schedule G was complete and accurate in all material respects as of the date the document containing the information was prepared. The Company is not aware of any omissions, errors, changes or discrepancies that would materially affect the Data since the respective dates of such

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documents. For the avoidance of doubt, nothing in this Section 14.1(h) shall be construed as a warranty by the Company to the Reinsurer with respect to the future experience of the IPG Policies or the associated liabilities.
(i)Financial Statements. The Company has previously made available to the Reinsurer (A) the annual audited statutory statements of the Company as filed with the applicable insurance regulatory authorities for the years ended December 31, 2022, (B) the unaudited statutory financial statements of the Company for the quarter ended June 30, 2023 and (C) the statutory annual statement of the Company filed with its domiciliary insurance regulator for the year ended December 31, 2022 ((A), (B) and (C) collectively, the “SAP Statements”). Subject to the notes thereto, each SAP Statement has been prepared in all material respects in accordance with SAP applicable to the Company, subject, in the case of the unaudited statutory financial statements, to normal and recurring year-end adjustments, and fairly presents, in all material respects, the statutory financial condition and results of operations of the Company as at the dates and for the periods indicated therein.
(j)Policy Forms. The Company has provided the Reinsurer true and correct copies of all of the policy forms, riders and endorsements pertaining to the IPG Policies (subject to any state variations with respect thereto), as described on Schedule A.
(k)Actuarial Reports. The Company has delivered to the Reinsurer true, complete and correct copies of the actuarial reports prepared by internal or external actuaries with respect to the IPG Policies described in Schedule H and all attachments, addenda, supplements and modifications thereto (collectively, “Actuarial Reports”). The information and factual data furnished to the actuaries preparing such Actuarial Reports with respect to the IPG Policies in connection with the preparation of the Actuarial Report (i) by the Company and its Affiliates was, and (ii) to the Company’s best knowledge, by the Company’s Representatives who are not Affiliates was, (x) obtained from the books and records of the Company and from the same underlying sources and systems that were utilized by the Company to prepare the SAP Statements and (y) true and accurate in all material respects at the time so furnished. As of the date hereof, no actuary that has prepared an Actuarial Report has issued to the Company or its Affiliates any new or revised report with respect to the IPG Policies or any errata with respect to such Actuarial Report nor has it notified the Company or any of its Affiliates that such Actuarial Report is inaccurate in any material respect.
(l)Inuring Reinsurance. Other than this Agreement, the Company is not a party to any agreement or contract under which it cedes or retrocedes to any Person any risk or liability arising under any of the IPG Policies.
(m)Administration. The Company has administered and provided contractholder/plan participant and claims servicing with respect to the IPG Policies since their respective dates of issuance, and administered the Separate Accounts under such IPG Policies, in a manner consistent in all material respects with the terms of the IPG Policies and Applicable Law.
(n)Compliance with Applicable Law. The Company has not received any notice from any Governmental Authority alleging any violation of any Applicable Law that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the IPG Policies or the Company’s ability to satisfy its obligations under this Agreement. The Company has filed all material reports, registrations,

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filings or submissions required to be filed with any Governmental Authority with respect to the IPG Policies except where the failure to file such reports, registrations, filings or submissions would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the IPG Policies or the Company’s ability to satisfy its obligations under this Agreement. All such reports, registrations, filings or submissions were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted by any such Governmental Authority with respect to such registrations, filings or submissions that have not been satisfied or resolved, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the IPG Policies or the Company’s ability to satisfy its obligations under this Agreement.
(o)Tax Treatment. Each IPG Policy provides, and since the date of issuance or subsequent modification has provided, the purchaser, policyholder, account holder, other holder or intended beneficiary thereof with tax treatment under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder that is, in all material respects, not less favorable than the tax treatment that was purported to apply in written materials provided by the issuer of such IPG Policy at the time of issuance or subsequent modification.
(p)Separate Accounts. Each separate account utilized by the Company in connection with the IPG Policies: (1) is and has been duly and validly established and maintained in all material respects under Applicable Law and SAP and is and has been, operating in compliance in all material respects with Applicable Law, the terms of the IPG Policies applicable to it, and the disclosure documents related to such IPG Policies; and (2) is either duly registered as an investment company under the Investment Company Act (each, a “Registered Separate Account”) or is excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) or another applicable exemption of the Investment Company Act of 1940, as amended (the “Investment Company Act”). The registration of each Registered Separate Account is in full force and effect. Each Registered Separate Account has maintained a registration statement in material compliance with the Investment Company Act.
(q)No Surrender and Reinstatement. The IPG Policies do not provide any contractholder or plan participant with a right to surrender (other than a right to terminate and receive the market value of applicable covered funds) and/or reinstate any IPG Policy.
14.2Representations and Warranties of the Reinsurer. The Reinsurer represents and warrants to the Company that as of the date hereof:
(a)Organization. The Reinsurer is a corporation duly organized and validly existing under the laws of Ohio and it has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.
(b)Authorization. This Agreement has been duly authorized, executed and delivered by the Reinsurer and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Reinsurer, enforceable against the Reinsurer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, Insolvency, moratorium, or similar laws relating to or affecting creditors’ or insurance company creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

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(c)No Conflict or Violation. The execution and delivery of this Agreement does not, and the performance by the Reinsurer of its obligations hereunder and thereunder will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles or certificate of incorporation and by-laws or comparable organizational documents of the Reinsurer, or (ii) (1) any contract, permit, order, judgment or decree to which the Reinsurer is a party or any of its assets are subject, (2) any order of any Governmental Authority or (3) any Applicable Law, in each case referenced in this subpart (ii), except for such violations or defaults which would not reasonably be expected to have a material adverse effect on the reinsurance being provided hereunder or the Reinsurer’s ability to satisfy its obligations under this Agreement.
(d)No Consents or Approvals. The execution and delivery of this Agreement and the performance of the obligations hereunder and thereunder will not require the Reinsurer to obtain any consent, approval, order or authorization of, or make any registration, declaration or filing with, any Governmental Authority or other Person, except any consents, approvals, orders, authorizations, registrations, declarations or filings (i) that have been obtained or made or (ii) those which the failure to obtain or make would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to satisfy its obligations under this Agreement.
(e)Brokers. No reinsurance intermediary, broker or finder has acted directly or indirectly for the Reinsurer, nor has the Reinsurer incurred any obligations that the Company could be liable for to pay any reinsurance intermediary, brokerage or finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.
(f)No Proceedings; Governmental Orders or Investigations. There is no (i) Action pending or, to the knowledge of the Reinsurer, threatened, against the Reinsurer or any of its Affiliates, (ii) Applicable Law or outstanding order, decree (including a consent decree), judgment, writ, injunction, directive, decision, award, stipulation, or ruling by or with any Governmental Authority, arbitrator or arbitration board binding upon the Reinsurer or any of its Affiliates or (iii) investigation or proceeding pending or, to the knowledge of the Reinsurer, threatened by, any Governmental Authority, against the Reinsurer or any of its Affiliates, in each case of (i), (ii) and (iii) that (A) challenges the validity or enforceability of this Agreement, (B) seeks to enjoin or prohibit the consummation of the transactions contemplated hereby or thereby or (C) would reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(g)Governmental Licenses and Permits. The Reinsurer owns, holds or possesses all material Permits necessary for it to conduct its business and the reinsurance contemplated herein as required for its performance of this Agreement. All such Permits are valid and in full force and effect in accordance with their terms, and the Reinsurer is not in default or violation, in any material respect, of any of the Permits.
(h)[Redacted]
(i)[Redacted]
14.3Survival. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement on the date

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hereof until (i) with respect to Company Fundamental Representations and Reinsurer Fundamental Representations, [Redacted], (ii) with respect to all other representations and warranties contained in this Agreement, [Redacted]. The covenants contained in this Agreement shall survive for the period provided in such covenant, if any, or otherwise, until [Redacted].
Article XV

INDEMNIFICATION
15.1Indemnification.
(a)Subject to the limitations on survival set forth in Section 14.3 and to the limitations set forth in this ARTICLE XV, from and after the date hereof, the Company agrees to indemnify, defend and hold harmless the Reinsurer and each of the Reinsurer Indemnified Parties from and against: [Redacted]
(b)Subject to the limitations on survival set forth in Section 14.3 and to the limitations set forth in this ARTICLE XV, from and after the date hereof, the Reinsurer agrees to indemnify, defend and hold harmless the Company and each of the Company Indemnified Parties from and against: [Redacted]
(c)The following terms, for purposes of this Section 15.1, are defined below:
(i)“Breach of Representation” means any inaccuracy in or breach of the representations and warranties made by the respective parties, as applicable, under Article XIV;
(ii)“Excluded Losses” means any punitive, exemplary, indirect, special, consequential damages, lost profits or diminution in value other than (a) such damages actually paid by or on behalf of Reinsurer or any Reinsurer Indemnified Parties or Company or any Company Indemnified Parties, as applicable, to a Person which is not its Affiliate thereof in respect of a third party claim (i.e., a claim made or brought by any Person that is not a party to this Agreement), or (b) indirect or consequential damages (including, for the avoidance of doubt, such damages comprising lost profits or diminution in value) to the extent they are the reasonably foreseeable result of the event or breach that gave rise thereto or matter for which indemnification is sought hereunder;
(iii)“Indemnified Losses” means damages, losses, liabilities, commitments, obligations, awards, penalties, costs or expenses (excluding Excluded Losses);
(iv)“Reinsurer Indemnified Parties” means, collectively, the Reinsurer’s directors, officers, employees, Affiliates, successors and permitted assigns; and
(v)“Company Indemnified Parties” means, collectively, the Company’s directors, officers, employees, Affiliates, successors and permitted assigns.
(d)Notwithstanding anything contained or implied in this Section 15.1 to the contrary, Losses and Indemnified Losses shall be determined without duplication.

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15.2Claims Notice.
(a)In the event that any Reinsurer Indemnified Party or Company Indemnified Party elects to assert a claim for indemnification hereunder arising from a claim or demand made, or an Action or investigation instituted, by any Person not a party to this Agreement or an Affiliate of a party to this Agreement that may result in a Loss for which indemnification may be claimed under this ARTICLE XV (a “Third Party Claim”), such party seeking indemnification (the “Indemnified Party”) shall, as promptly as practicable give written notice (a “Claims Notice”) to the other party (the “Indemnifying Party”). Such Claims Notice shall specify in reasonable detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligations to the extent such failure or other actions taken by the Indemnified Party shall actually prejudice an Indemnifying Party; provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party if a Claims Notice containing the information specified above is not received by the Indemnifying Party prior to the termination of the applicable periods described in Section 14.3.
(b)Subject to the provisions of Section 15.2(c), upon receipt of a Claims Notice, the Indemnifying Party shall have the right to assume the defense and control of Third Party Claims. In the event the Indemnifying Party exercises such right to assume the defense and control of a Third Party Claim, the Indemnified Party shall have the right but not the obligation reasonably to participate in (but not control) the defense of Third Party Claims with its own counsel and at its own expense unless (i) the Indemnifying Party and Indemnified Party shall have mutually agreed in writing to the retention of the same counsel, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include the Indemnifying Party and Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be impermissible under the applicable code of professional responsibility due to actual or potential differing interests between the Indemnifying Party and Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from, or additional to, those available to the Indemnifying Party, in which case the Indemnifying Party will bear such expense of the Indemnified Party. Any election by an Indemnifying Party to assume the defense of a Third Party Claim must be delivered by the Indemnifying Party to the Indemnified Party within [Redacted] Business Days after receipt of the Indemnified Party’s Claims Notice, and failure on the part of the Indemnifying Party to deliver such notice within such [Redacted] Business Day period shall be deemed an election not to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, then the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any such Third Party Claim.
(c)The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 15.2(b), without the consent of any Indemnified Party, but only to the extent that:
(i)such settlement or entry of judgment (A) does not involve any finding or admission of any violation of Applicable Law, an admission of any

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wrongdoing or an injunction or other equitable relief by the Indemnified Party; and (B) provides solely for the payment of money; and
(ii)the Indemnifying Party shall (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (B) not encumber any of the assets of the Indemnified Party or agree to any restriction or condition that would apply to or adversely affect the Indemnified Party; and (C) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnified Party from any and all liability respect of such Third Party Claim.
(d)In the event that any Indemnified Party elects to bring a claim that does not involve a Third Party Claim for indemnity against any Indemnifying Party, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party as promptly as practicable. Such notice shall specify in reasonable detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligation to the extent such failure or other action taken by the Indemnified Party would actually prejudice the Indemnifying Party; provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party if the written notice described in this Section 15.2(d) is not received by the Indemnifying Party prior to the termination of the applicable periods described in Section 14.3.
15.3Indemnification Payments. Any payment arising under this ARTICLE XV shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing; provided, that such payments shall be made, without duplication, only to the Reinsurer or the Company, as the case may be.
Article XVI

MISCELLANEOUS PROVISIONS
16.1Headings and Schedules. Headings used herein are for convenience of reference only and do not define, limit or otherwise affect the terms hereof. The attached Schedules and Exhibits are a part of this Agreement.
16.2Notices. Unless otherwise provided in this Agreement, all notices, directions, requests, demands, acknowledgments and other communications required or permitted to be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a) (i) when delivered personally, (ii) when made or given by facsimile or electronic media, provided that, in the case of facsimile and electronic mail notifications, such notifications are confirmed by telephone or electronic mail, or (iii) in the case of mail delivery, upon the expiration of [Redacted] calendar days after any such notice, direction, request, demand, acknowledgment or other communication shall have been deposited in the United States mail for transmission by first class mail, postage prepaid, or upon receipt thereof, whichever shall first occur and (b) when addressed as follows:

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If to the Company:
Empower Life & Annuity Insurance Company of New York
c/o: Empower Annuity Insurance Company of America
8515 E. Orchard Rd.
Greenwood Village, Colorado 80111
Attn: General Counsel
Email:     [Redacted]
If to the Reinsurer:
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215
Attn: [Redacted], Financial Reporting
Email:    [Redacted]

with a copy to:

Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215
Attn: [Redacted], Office of General Counsel
Email: [Redacted]

or to such other address or to such other Person as either party may have last designated by notice to the other party.
16.3Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right or obligation hereunder, may be assigned by either party without the prior written consent of the other party hereto. Any assignment in violation of this Section 16.3 shall be void and shall have no force and effect.
16.4Execution in Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument, and such counterparts may be delivered in electronic format, including by facsimile, email or other transmission method. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered in electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart.
16.5Currency. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.
16.6Transaction Costs. Except as otherwise provided herein, each party shall bear its own costs relating to preparing and negotiating this Agreement and the transactions contemplated hereby.

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16.7Amendments. This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Reinsurer.
16.8Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement will be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws thereof or other laws to the extent such principles or rules or laws would require or permit the application of the laws of another jurisdiction.
(b)Subject to the terms and conditions of Article XII each party agrees that the federal courts of the Southern District of the State of New York, or the state courts of such state in the County of New York, shall have jurisdiction to hear any matter relating to this Agreement, and the parties hereby consent to such jurisdiction. Each of the Company and the Reinsurer hereby waives, to the fullest extent permitted by Applicable Law, any objection it may now or hereafter have to the laying of such venue, or a claim that a proceeding has been brought in an inconvenient forum. In addition, the Reinsurer hereby consents to service of process out of such courts at the address set forth in Section 16.2. This Section 16.8(b) is not intended to conflict with or override Article XII.
(c)EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENTS, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
16.9Entire Agreement; Severability.
(a)This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, statements, representations and warranties, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.
(b)If any provision of this Agreement is held to be void or unenforceable, in whole or in part, and if the rights or obligations of the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.
16.10No Waiver; Preservation of Remedies. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. No consent, waiver or course of conduct by any party with respect to any breach or default of this Agreement by any other party shall constitute or be construed as a modification of this Agreement.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective

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of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder. The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.
16.11No Third Party Beneficiary. Nothing in this Agreement will confer any rights upon any Person other than the Company and the Reinsurer and their respective successors and permitted assigns.
16.12Survival. In addition to any terms or provisions of this Agreement which expressly survive termination under any of the Articles and Sections hereof, which shall so survive termination according to such express terms, Articles I, VIII, XII, XIII and XV, this Article XVI, and Section 3.9 shall survive the termination of this Agreement.
16.13Certain Limitations. The parties acknowledge~~s~~ and agree that, notwithstanding anything herein to the contrary, but without limitation of the representations and warranties expressly set forth in Article XIV, neither of the parties nor any Affiliate of either of them makes or has made any representation, warranty or guarantee to the other of them, and neither of the parties has relied on, any inducement or promise or any representation or warranty by the other of them, oral or written, express or implied which is not expressly set forth in this Agreement. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that, notwithstanding anything herein to the contrary (including, without limitation, Sections 14.1(h), 14.1(i) and 14.1(k) with respect to the Company, and Sections 14.2(h) and 14.2(i) with respect to the Reinsurer, but without limitation of the representations and warranties expressly set forth therein), neither party nor any Affiliate thereof makes or has made any representation, warranty or guarantee, (A) in the case of the Company, to the Reinsurer (i) with respect to (x) any estimation, valuation, appraisal, projection or forecast relating to the IPG Policies, or (y) the methodologies or assumptions used to develop such projections or forecasts, (ii) that the reserves held by or on behalf of the Company in respect of the IPG Policies or IPG Benefits are or will be adequate or sufficient for the purposes for which they were established; and (B) in the case of the Reinsurer, to the Company with respect to (x) the solvency of the Reinsurer, or (y) the methodologies utilized to calculate Statutory Reserves.
16.14Disclaimer. In recognition that each party has consummated the transactions contemplated by this Agreement based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions as are fully set forth herein, the Company and the Reinsurer absolutely and irrevocably waive resort to the duty of “utmost good faith” or any similar principle of disclosure in connection with the formation of this Agreement; it being understood and agreed that this Section 16.14 shall in no respect limit or nullify said duty of utmost good faith with respect to performance by the parties of their respective obligations under this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first stated above.
EMPOWER LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK
By:    [Redacted]
Name: [Redacted]
Title: Executive Vice President and Head of Empower Investments

NATIONWIDE LIFE INSURANCE COMPANY
By:    [Redacted]
Name: [Redacted]
Title: Vice President